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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                                    OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:              MetLife Investors USA Variable Life Account A

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                   MetLife Investors USA Insurance Company
                   5 Park Plaza, Suite 1900
                   Irvine, California 92614

Telephone Number (including area code): (800) 989-3752

Name and Address of agent for service of process:

                   Richard C. Pearson, Esq.
                   Executive Vice President, General Counsel and Secretary MetLife Investors USA Insurance Company
                   5 Park Plaza, Suite 1900
                   Irvine, California 92614
      Copies to :
                   Mary E. Thornton, Esq.
                   Sutherland Asbill & Brennan LLP
                   1275 Pennsylvania Avenue, N.W.
                   Washington, D.C. 20004-2415
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Check Appropriate Box:

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                          Yes    [X]        No    [_]

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Newport Beach and State of California on this 30th day of Janaury, 2006.

                                         MetLife Investors USA Insurance Company

                                         (Sponsor of MetLife Investors
                                         USA Variable Life Account A)

                                     By: /s/ Richard C. Pearson
                                         -----------------------------------
                                         Richard C. Pearson
                                         Executive Vice President,
                                         General Counsel and Secretary

Attest:

/s/ Jonnie L. Crawford
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Assistant Secreatary
(Title)